                                                                 EXHIBIT 9.1



                      STOCKHOLDERS' AND MEMBERS' AGREEMENT


         AGREEMENT (this "AGREEMENT"), dated as of July 31, 1997, by and among Aqua-Chem, Inc. ("AQUA-CHEM or the "COMPANY"), a Delaware corporation (formerly known as A-C Acquisition Corp.), Rush Creek LLC (the "HOLDING COMPANY"), Whitney Equity Partners, L.P. ("WEP"), a Delaware limited partnership, Whitney Subordinated Debt Fund, L.P. ("WSDF" and together with WEP, the "WHITNEY FUNDS"),a Delaware limited partnership, the Miller Family LLC ("MILLER LLC"), a Michigan limited liability company, Jeffrey A. Miller, Trustee of the Jeffrey
A. Miller Trust u/a/d May 10, 1997 (the "MILLER TRUST") J. Scott Barton ("BARTON"), Rand E. McNally ("MCNALLY"), Bruce Dickson ("DICKSON") and Charles Norris ("NORRIS" and together with the Miller LLC, the Miller Trust, Barton, McNally and Dickson,the "MANAGEMENT STOCKHOLDERS"). WEP, WSDF and the
Management Stockholders are sometimes hereinafter collectively referred to as the "Stockholders" and each individually as a "STOCKHOLDER."

         WHEREAS, pursuant to the terms of the Operating Agreement (the "OPERATING AGREEMENT"), dated as of the date hereof, by and among the Institutional Investors and the Management Stockholders, the equity securities of Aqua-Chem, including, without limitation, the shares of common stock, par-value $.0l per share, of Aqua-Chem (the "COMMON STOCK"), and the Series C Redeemable Preferred Stock, par-value $.0l per share, of Aqua-Chem (the "SERIES C PREFERRED STOCK") set forth opposite each of the names of the Stockholders have been allocated to their respective Capital Accounts.

         WHEREAS, the Stockholders believe that it is in the best interest of the Company and the Stockholders that provision be made for the continuity and stability of the business and policies of the Company, and, accordingly, desire to make certain arrangements among themselves with respect to the election of directors of the Company and with respect to certain other matters.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenant and obligations hereinafter set forth, the parties hereto hereby agree as follows:

         SECTION 1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings, and all capitalized terms used herein which are not otherwise defined shall have the meaning assigned thereto in the Securities Purchase Agreement, dated as of the date hereof, by and among the Holding Company, the Company, CB-Kramer Sales and Service, Inc, a Delaware corporation, and the Institutional Investors.

         (a) "AFFILIATE" shall mean (i) in the case of an entity, any Person who or which, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, any specified Person or (ii) in the case of an individual, such individual's spouse, children, grandchildren or parents or a trust primarily for the benefit of any of the foregoing.

                                                               EXHIBIT 9.1


         (b) "BONA FIDE PURCHASER" shall mean any Person (other than a selling Stockholder's Affiliates) who or which has delivered a good faith written offer to purchase all or any portion of such Stockholder's Shares.

         (c) "CAPITAL ACCOUNT" shall have the meaning specified in the Operating Agreement.

         (d) "CERTIFICATE OF INCORPORATION" shall mean the Certificate of Incorporation of the Company, as amended, as in effect as of the date hereof.

         (e) "COMMON STOCK" shall have the meaning assigned to that term in the first Whereas clause of this Agreement.

         (f) "DISPOSE" or "DISPOSITION" (and any derivatives thereof) shall mean (i) a voluntary or involuntary sale, assignment, mortgage, grant, pledge, hypothecation, exchange, transfer, conveyance or other disposition of a Stockholder's Shares, and (ii) any agreement, contract or commitment to do any of the foregoing.

         (g) "ELIGIBLE STOCKHOLDER" shall mean each of WEP, WSDF, and their respective successors and assigns.

         (h) "ENCUMBRANCE" or "ENCUMBER" shall mean or refer to any lien, claim, charge, pledge, mortgage, encumbrance, security interest, preferential arrangement, restriction on voting or alienation of any kind, adverse interest, or the interest of a third party under any conditional sale agreement, capital lease or other title retention agreement.

         (i) "INITIAL PUBLIC OFFERING" shall mean the sale by either the Company or any of its Subsidiaries of its capital stock pursuant to a registration statement on Form S-1 or otherwise under the Securities Act.

         (j) "INSTITUTIONAL INVESTORS" shall mean (i) WSDF and (ii) WEP and their respective successors and assigns.

         (k) "MANAGERS" shall mean Jeffrey A. Miller ("Miller"), Barton, McNally, Dickson, Norris and the other members of the management of the Company who hold Shares and become a party to this Agreement.

         (1) "MEMBERSHIP UNITS" shall have the meaning specified in the Operating Agreement.

         (m) "OTHER MANAGERS" shall mean Barton, McNally, Dickson, Norris and other members of the management of the Company.

         (n) "PERMITTED TRANSFEREES" shall mean in the case of (i) WEP, its successors and assigns, including, without limitation, the Affiliates, partners and retired partners of WEP or

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


                                                              EXHIBIT 9.1


Whitney, the estates and family members of any such partners and retired partners and of their spouses, and any trusts for the benefit of any of the foregoing persons, (ii) WSDF, its successors and assigns, including without limitation, the Affiliates, partners and retired partners of WSDF or Whitney, the estates and family members of any such partners and retired partners and of their spouses, and any trusts for the benefit of any of the foregoing persons,
(iii) in the case of Miller, (A) the estate and family members of Miller, any trusts for the benefit of the foregoing persons, any trust which is revocable by Miller and of which Miller is the primary beneficiary during Miller's lifetime, any limited partnership, all of the partners of which are family members of Miller, and any limited liability company, all of the members of which are family members of Miller, and (B) the Other Managers, (iv) in the case of any Stockholder that is not a not trust, the estates and family members of such Stockholder, any trusts for the benefit of the foregoing persons, any trust which is revocable by such Stockholder and of which the Stockholder is the primary beneficiary during the Stockholder's lifetime, any limited partnership, all of the partners of which are family members of such Stockholder, and any limited liability company, all of the members of which are family members of such Stockholder, (v) in the case of any Other Manager, (A) the estate and family members of such Other Manager, any trusts for the benefit of the foregoing persons, any trust which is revocable by such Other Manager and of which such Other Manager is the primary beneficiary during such Other Manager's lifetime, any limited partnership, all of the partners of which are family members of such Other Manager, and any limited liability company, all of the members of which are family members of such Other Manager, and (B) Miller (provided the Disposition to Miller is effected pursuant to the original terms (without amendment or modification) of the Rush Creek Management Group Stock Restriction and Membership Unit and original Purchase Agreement, dated as of the date hereof, by and among the Holding Company and the Management Stockholders) and (vi) in the case of the other Stockholders who are trusts, the estates and family members of such trusts beneficiaries, and any other trusts for the benefit of such beneficiaries; provided, however, that in each case such person shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement.

         (o) "PERSON" shall mean any individual, partnership, corporation, limited liability company, joint venture, trust, firm, association, unincorporated organization or other entity.

         (p) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations thereunder, all as the same shall be in effect at the time.

         (q) "SHARES" shall mean, with respect to any Stockholder, (i) the Membership Units held at any time by any such Stockholder, (ii) the shares of Series C Preferred Stock held at any time by any Stockholder (iii) the shares of Common Stock held at any time by such Stockholder and, if applicable, (ii) the shares of Common Stock issuable upon the exercise of any option or warrant (including the WSDF Warrant) or upon conversion of any convertible securities held at any time by such Stockholder.

                                                                   EXHIBIT 9.1


         (r) "STOCKHOLDER" shall mean each person so identified in the preamble hereto and shall include any other Person who agrees in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement and all Permitted Transferees thereof.

         (s) "SUBSIDIARIES" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company or to Subsidiaries thereof.

         (t) "THRESHOLD AMOUNT" shall mean two (2) of the two (2) Institutional Investors.

         (u)    "WHITNEY" shall mean J.H. Whitney & Co.

         The parties hereto acknowledge that pursuant to the terms of the Operating Agreement, the Holding Company is required to exercise the rights (provided that such Stockholder performs the corresponding obligations) accorded to the holders of Common Stock and/or Series C Preferred Stock under this Agreement at the direction of and for the benefit of the Members. In furtherance of the purposes of the Operating Agreement, the parties hereto acknowledge and agree that this Agreement shall be performed as if each Member directly owned the Common Stock and/or Series C Preferred Stock allocated to its Capital Account (provided that until such time as the Common Stock and/or Series C Preferred Stock allocated to the Capital Account of a Member is distributed to such Member, the certificates representing such Common Stock or Series C Preferred Stock, as the case may be, shall be registered in the name of the Holding Company). For purposes of this Agreement, each Stockholder shall be deemed to be the holder of the Common Stock and/or Series C Preferred Stock allocated to such Stockholder's Capital Account, as well as any such Common Stock and/or Series C Preferred Stock distributed to such Stockholder pursuant to the terms of the Operating Agreement. No certificate or other instrument registered in the name of the Holding Company representing Common Stock or Series C Preferred Stock allocated to a Member's Capital Account shall represent any Common Stock or Series C Preferred Stock, as the case may be, allocated to any other Member's Capital Account.

         SECTION 2. PREEMPTIVE RIGHTS. (a) If at any time the Company wishes to issue any shares of Common Stock or any rights to acquire Common Stock, including, without limitation, any rights to acquire securities exercisable for, convertible into or exchangeable for Common Stock (collectively the "EQUITY EQUIVALENTS") to any Person or Persons, the Company shall promptly deliver a notice of its intention to sell (the "COMPANY'S NOTICE OF INTENTION TO SELL") to each Eligible Stockholder and Manager setting forth a description of the Equity Equivalents to be sold, the proposed purchase price thereof and terms of sale. Upon receipt of the Company's Notice of Intention to Sell, each Eligible Stockholder and Manager shall have the right to elect to purchase (or cause the Holding Company to purchase and to allocate to such Eligible Stockholder's or Manager's, as the case may be, Capital Account), at the price and on the terms stated in the Company's Notice

                                                                EXHIBIT 9.1


of Intention to Sell, a number of the Equity Equivalents equal to such Eligible Stockholder's or Manager's, as the case may be, aggregate proportionate ownership of Equity Equivalents (calculated on a fully-diluted basis) held by all Eligible Stockholders and Managers, multiplied by the number of Equity Equivalents to be issued. For the purpose of determining the number of Equity Equivalents that may be purchased by any Eligible Stockholder (or by the Holding Company for the account of such Eligible Stockholder or Manager, as the case may
be), each Eligible Stockholder and Manager shall be deemed to be the owner of any Equity Equivalents transferred, prior to the date of such election to purchase, to any Permitted Transferee. Such election is to be made by the Eligible Stockholders and Managers by written notice to the Company within 30 days after receipt by the Eligible Stockholders and Managers of the Company's Notice of Intention to Sell (the "ACCEPTANCE PERIOD FOR EQUITY EQUIVALENTS"). Each Eligible Stockholder and Manager shall also have the option, exercisable by so specifying in such written notice, to purchase (or cause the Holding Company to purchase and to allocate to such Eligible Stockholder's or Manager's, as the case may be, Capital Account) on a pro rata basis similar to that described above, any remaining Equity Equivalents not purchased by other Eligible Stockholders or Managers (or by the Holding Company for the account of such other Eligible Stockholders or Managers, as the case may be,), in which case the Eligible Stockholders or Managers exercising such further option shall be deemed to have elected to purchase (or have the Holding Company purchase) such remaining Equity Equivalents on such pro rata basis, up to the aggregate number of Equity Equivalents which such Eligible Stockholder shall have specified. The Company shall promptly notify each electing Eligible Stockholder and Manager in writing of each notice of election received from other Eligible Stockholders and Managers pursuant to this paragraph 2 (a).

         (b) If effective acceptances shall not be received pursuant to paragraph 2 (a) above in respect of all the Equity Equivalents, then the Company may, at its election, during a period of 120 days following the expiration of the Acceptance Period for Equity Equivalents, sell and issue the remaining Equity Equivalents to another Person at a price and upon terms not more favorable to such Person than those stated in the Company's Notice of Intention to Sell; provided, however, that failure by an Eligible Stockholder or Manager to exercise his, her or its option to purchase (or cause to be purchased) with respect to one offering, sale and issuance of Equity Equivalents shall not affect his, her or its option to purchase (or cause to be purchased) Equity Equivalents in any subsequent offering, sale and purchase. In the event the Company has not sold the Equity Equivalents, or entered into an agreement to sell the Equity Equivalents, within such 120-day period, the Company shall not thereafter issue or sell any Equity Equivalents without first offering such securities to each Eligible Stockholder and Manager in the manner provided in
Section 2(a) hereof.

         (c) If an Eligible Stockholder or Manager gives the Company notice, pursuant to the provisions of this Section 2, that such Eligible Stockholder or Manager desires to purchase (or cause the Holding Company to purchase) any of the Equity Equivalents, payment therefor shall be made by the Eligible Stockholder or Manager, as the case may be, by check or wire transfer, against delivery of the securities at the executive offices of the Company within 15 business days after giving the Company such notice, or, if later, the closing date for the sale of such Equity Equivalents. In the event that any such proposed issuance is for a consideration other than cash, such Eligible

                                                               EXHIBIT 9.1


Stockholder or Manager will be entitled to pay cash for each share or other unit, in lieu of such other consideration, in the amount determined in good faith by the Board of Directors of the Company to constitute the fair value of such consideration other than cash to be paid per share or other unit.

         (d) The preemptive rights contained in this Section 2 shall not apply to (i) Common Stock issued (A) as a stock dividend to holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock of the Company, or upon any subdivision or combination of shares of Common Stock, (B) pursuant to an Initial Public Offering, (C) upon the conversion of any equity security or debt security of the Company issued on or prior to the date hereof, or (D) the exercise of any option, warrant or other right to subscribe for, purchase or otherwise acquire either Common Stock or any equity security or debt security convertible into Common Stock, issued prior to the date hereof, and (ii) the issuance by the Company of up to 61,919 shares of Common Stock reserved or to be reserved for issuance upon the exercise of stock options, granted or to be granted exclusively to employees, officers, directors or consultants of the Company or its Subsidiaries and/or Affiliates pursuant to the Company's employee stock option plan(s) now in existence.

         SECTION 3. TRANSFER OF SHARES. No Stockholder shall effect a Disposition of any of such Stockholder's Shares (or cause the Company to effect a Disposition of any of the Shares allocated to such Stockholder's Capital Account), except to a Permitted Transferee or as provided in this Agreement. Any purported Disposition in violation of this Agreement shall be null and void ab inito, and neither the Company nor the Holding Company shall recognize any such Disposition or accord to any such purported transferee any rights as a Stockholder or a Member (as such term is defined in the Operating Agreement).

         SECTION 4. RIGHT OF FIRST REFUSAL; RIGHT OF CO-SALE.

         (a) If any Stockholder shall desire at any time to effect the Disposition of any of such Stockholder's Shares (or cause the Holding Company to effect the Disposition of any Shares allocated to such Stockholder's Capital Account) (the "OFFERED SHARES") and shall receive a purchase offer therefor or the terms of a potential purchase offer therefor from a Bona Fide Purchaser (such offer being hereinafter referred to as a "PURCHASE OFFER") then such selling Stockholder ("SELLING STOCKHOLDER") shall promptly notify the Company, the Holding Company and each Eligible Stockholder of the terms and conditions of such Purchase Offer; provided, however, that this Section 4 shall not apply to any transfers by (i) a Stockholder (or by the Holding Company) to such Stockholder's Permitted Transferees, or (ii) any Eligible Stockholder to any Person.

         (b) Upon receipt of such notice of the Purchase Offer, each Eligible Stockholder shall have the right to elect to purchase (or cause the Holding Company to purchase and allocate to such Eligible Stockholder's Capital Account), at the price and on the terms stated in such notice, a number of the Offered Shares subject to the Purchase Offer equal to the product obtained by multiplying (i) the aggregate number of Offered Shares covered by the Purchase Offer by (ii) a fraction the numerator of which is the number of Equity Equivalents (calculated on a fully-diluted basis) at the

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                                                           EXHIBIT 9.1


time owned by such Eligible Stockholder and the denominator of which is the aggregate number of the Equity Equivalents (calculated on a fully-diluted basis) owned by all Eligible Stockholders. Such election is to be made by written notice ("NOTICE OF ELECTION") to the Selling Stockholder, to each other Eligible Stockholder and to the Company within 60 days after receipt by such Eligible Stockholder of the notice of a Purchase Offer (the "ACCEPTANCE PERIOD"). Each Eligible Stockholder who elects to exercise his, her or its rights under this
Section 4 ("ELECTING STOCKHOLDER") shall also have the option, exercisable by so specifying in the Notice of Election, to purchase (or to cause to be purchased) on a pro rata basis similar to that described above any remaining Offered Shares covered by the Purchase Offer not purchased by the other Eligible Stockholders (or the Holding Company for the account of such other Eligible Stockholders), in which case the Eligible Stockholders exercising such further option shall be deemed to have elected to purchase (or cause the Holding Company to purchase) such remaining Offered Shares on such pro rata basis, up to the aggregate number of shares which such Electing Stockholder shall have specified.

         (c) If effective acceptances shall not have been received pursuant to paragraph 4(b) above in respect of all of the Offered Shares subject to the Purchase Offer, then the Selling Stockholder may, at such Selling Stockholder's election, either (i) sell (or cause the Holding Company to sell) to the Electing Stockholders (or the Holding Company for the account of the Electing Stockholder) pursuant to their elections and sell (or cause the Holding Company to sell) any remaining Offered Shares subject to the Purchase Offer to the Bona Fide Purchaser, or (ii) rescind the notice of the Purchase Offer, which rescission shall be effected by notice in writing delivered to the Holding Company and each Eligible Stockholder that shall have elected to purchase (or have the Holding Company purchase) and to the Company within 10 days after expiration of the Acceptance Period, and keep (or cause the Holding Company to keep for its account) all, but not less than all, of the Offered Shares subject to the Purchase Offer. In the event that the Selling Stockholder elects to sell (or cause the Holding Company to sell) any Offered Shares pursuant to the Purchase Offer, pursuant to clause (i) of this Section 4(c), the Bona Fide Purchaser and the Electing Stockholders must purchase such Offered Shares (or in the case of the Electing Stockholders cause the Company to purchase such Offered Shares for their respective accounts) no more than 60 days after the end of the Acceptance Period strictly in accordance with the terms and conditions of the Purchase Offer; provided, however, that, in the event that the Selling Stockholder shall so elect to sell (or cause the Holding Company to sell) Offered Shares to the Bona Fide Purchaser, the prospective Bona Fide Purchaser, as a condition precedent to the purchase of the Offered Shares, or any part thereof, shall subscribe to this Agreement and agree to be bound by all of the terms and conditions hereof. In the event that the Selling Stockholder shall so elect to sell (or cause the Holding Company to sell) Offered Shares subject to the Purchase Offer to the Bona Fide Purchaser and Electing Stockholders pursuant to clause (i) of this Section 4(c), the Selling Stockholder shall so notify in writing each Eligible Stockholder who is not an Electing Stockholder (the "OUTSIDE SALE NOTICE") and no such sale shall be made unless and until each such Eligible Stockholder (collectively, the "ELIGIBLE CO-SALE STOCKHOLDERS") shall have been afforded the right (the "CO-SALE RIGHT"), exercisable upon written notice to the Holding Company and the Company within 30 days after receipt of the Outside Sale Notice, to participate (or cause the Holding Company to participate) in the sale of Shares at the same time and on the same terms and conditions under which the Selling Stockholder will sell (or

                                                                EXHIBIT 9.1


cause the Holding Company to sell) the Selling Stockholder's Offered Shares. Each such Eligible Co-Sale Stockholder may sell (or cause the Holding Company to sell) all or any part of that number of Shares held by such Eligible Co-Sale Stockholder equal to the product obtained by multiplying (i) the aggregate number of Offered Shares covered by the Purchase Offer by (ii) a fraction the numerator of which is the number of Equity Equivalents (calculated on a fully-diluted basis) at the time owned by such Eligible Co-Sale Stockholder and the denominator of which is the aggregate number of Equity Equivalents (calculated on a fully-diluted basis) owned by all Eligible Co-Sale Stockholders exercising their Co-Sale Right plus the number of Equity Equivalents (calculated on a fully-diluted basis) then owned by the Selling Stockholder.

         (d) If the Company so requests, each Eligible Co-Sale Stockholder receiving an Outside Sale Notice in accordance with Section 4(c) and exercising his, her or its Co-Sale Right shall deliver to (or cause the Holding Company to deliver) the Company, as agent for such Eligible Co-Sale Stockholder, for transfer to the Bona Fide Purchaser (i) a stock certificate or certificates evidencing such Shares of which such Eligible Co-Sale Stockholder elects to Dispose pursuant to this Section 4 (other than the Membership Units unless the Operating Agreement provides that Membership Units shall be represented by certificates) and (ii) an appropriate assignment separate from any certificate duly executed in a proper form to effect the Disposition of such Shares to the Bona Fide Purchaser on the books and records of the Company and/or the Holding Company, as the case may be. No Disposition of such Shares shall be made on terms and conditions, including the form of consideration, different from those contained in the Purchase Offer unless the Selling Stockholder re-offers the Offered Shares subject to the Purchase Offer to the Stockholders in accordance with this Section 4.

         (e) The Shares delivered by the Eligible Co-Sale Stockholders (or the Holding Company) to the Company pursuant to Section 4(d) shall be transferred by the Company to the Bona Fide Purchaser in consummation of the Disposition of the Shares pursuant to the terms and conditions specified in Section 4(a), and the Company shall promptly thereafter remit to each Eligible Co-Sale Stockholder (or the Holding Company) that portion of the Disposition proceeds to which such Eligible Co-Sale Stockholder is entitled by reason of such Selling Stockholder's participation in such Disposition.

         (f) In the event that a Selling Stockholder shall not have Disposed of (or caused the Holding Company to have Disposed of) all such Stockholder's Offered Shares subject to a Purchase Offer within 120 days after the date of the notice given pursuant to Section 4(a), such Selling Stockholder shall not thereafter Dispose of any Shares (or cause the Holding Company to dispose of any Shares allocated to such Selling Stockholder's Capital Account) pursuant to the Purchase Offer or otherwise without first reoffering such Shares to each Eligible Stockholder in the manner set forth in Section 4 hereof.

         (g) Notwithstanding anything contained in this Section 4 or any notice given hereunder, the provisions of this Section 4 shall be suspended immediately upon the occurrence of any event within the scope of Section 5.

                                                                EXHIBIT 9.1


         SECTION 4A.  ADDITIONAL RIGHT OF CO-SALE.

         (a) In the event that an Eligible Stockholder (the "SELLING ELIGIBLE STOCKHOLDER") shall elect to sell (or cause the Holding Company to sell) any of its Shares (the "SELLING ELIGIBLE STOCKHOLDER'S OFFERED SHARES") to any Person other than such Eligible Stockholder's Permitted Transferees, the Selling Eligible Stockholder shall so notify in writing (the "SALE NOTICE") each of the Managers and the other Eligible Stockholder (collectively, the "CO-SALE STOCKHOLDERS") and no such sale shall be made unless and until each of the Co-Sale Stockholders shall have been afforded the right (the "STOCKHOLDER CO-SALE RIGHT"), exercisable upon written notice to the Holding Company and the Company within 30 days after receipt of the Sale Notice, to participate (or cause the Holding Company to participate) in the sale of Shares at the same time and on the same terms and conditions under which the Selling Eligible Stockholder will sell (or cause the Holding Company to sell) the Selling Eligible Stockholder's Offered Shares. Each such Co-Sale Stockholder may sell (or cause the Holding Company to sell) all or any part of that number of Shares held by such Co-Sale Stockholder equal to the product obtained by multiplying
(i) the aggregate number of Selling Eligible Stockholder's Offered Shares by
(ii) a fraction the numerator of which is the number of Equity Equivalents (calculated on a fully-diluted basis) at the time owned by such Co-Sale Stockholder and the denominator of which is the aggregate number of Equity Equivalents (calculated on a fully-diluted basis) owned by all Co-Sale Stockholders exercising their Stockholder Co-Sale Right plus the number of Equity Equivalents (calculated on a fully-diluted basis) then owned by the Selling Eligible Stockholder.

         (b) If the Company so requests, each Co-Sale Stockholder receiving a Sale Notice in accordance with Section 4A(a) and exercising his, her or its Stockholder Co-Sale Right shall deliver to (or cause the Holding Company to deliver) the Company, as agent for such Co-Sale Stockholder, for transfer to the purchaser (i) a stock certificate or certificates evidencing such Shares of which such Co-Sale Stockholder elects to Dispose pursuant to this Section 4A (other than the Membership Units unless the Operating Agreement provides that Membership Units shall be represented by certificates) and (ii) an appropriate assignment separate from any certificate duly executed in a proper form to effect the Disposition of such Shares to the purchaser on the books and records of the Company and/or the Holding Company, as the case may be.

         (c)    The Shares delivered by the Eligible Co-Sale Stockholders
(or the Holding Company) to the Company pursuant to Section 4A(b) shall be transferred by the Company to the purchaser in consummation of the Disposition of the Shares pursuant to the terms and conditions specified in Section 4A(a), and the Company shall promptly thereafter remit to each Co-Sale Stockholder (or the Holding Company) that portion of the Disposition proceeds to which such Co-Sale Stockholder is entitled by reason of such Selling Stockholder's participation in such Disposition.

         (d) Notwithstanding anything contained in this Section 4A or any notice given hereunder, the provisions of this Section 4A shall terminate immediately upon the occurrence of any event within the scope of Section 5.

                                                                   EXHIBIT 9.1


         SECTION 5.  RIGHT OF BRING-ALONG.

         (a) If the Threshold Amount of the Institutional Investors (the "Selling Institutional Investors") propose to Dispose of all (but not less than all) of the Shares allocated to their respective Capital Accounts and/or all (but not less than all) of the Membership Units owned by them (the "INSTITUTIONAL INVESTOR SHARES") to a Bona Fide Purchaser, other than any transfers by such Institutional Investors (or by the Holding Company) to such Institutional Investors' respective Permitted Transferees, then, notwithstanding anything in this Agreement to the contrary, the Selling Institutional Investors may require the other Stockholders (the "NON-SELLING HOLDERS") to Dispose of all their Shares allocated to their respective Capital Accounts and/or Membership Units, as the case may be, (the "MANAGEMENT SHARES") to such Bona Fide Purchaser on the same terms and conditions (other than with respect to representations and warranties) upon which the Selling Institutional Investors effect the Disposition of the Institutional Investor Shares; provided, however, that the Non-Selling Stockholders must receive in consideration for the Management Shares an amount determined by an independent, nationally recognized investment bank or appraisal firm to be fair market value therefor.

         (b) In the event that the Selling Institutional Investors desire to exercise their rights pursuant to Section 5(a)), the Selling Institutional Investors shall deliver to the Company and the Non-Selling Holders written notice ("SALE NOTICE") setting forth the consideration per share or per unit to be paid by such Bona Fide Purchaser and the other terms and conditions of such Disposition (the Sale Notice shall have attached to it the fairness opinion, valuation report or similar document from the investment bank or appraisal firm opining on the fair market value of the Management Shares, as required by
Section 5(a). Within ten (10) days following the date of such notice, each of the other Stockholders shall deliver (or cause the Holding Company to deliver) to the Selling Institutional Investors (i) a stock certificate or certificates evidencing such Management Shares (other than the Membership Units unless the Operating Agreement provides that Membership Units shall be represented by certificates), (ii) an appropriate assignment separate from any certificate duly executed in a proper form to effect the Disposition of the Management Shares from the Non-Selling Holders to the Bona Fide Purchaser on the books and records of the Company and/or the Holding Company, as the case may be, and (iii) a limited power-of-attorney authorizing one of the Selling Institutional Investors to effect the Disposition of the Management Shares pursuant to the terms of such Bona Fide Purchaser's offer as such terms may be modified by the Selling Institutional Investors, provided, that all of the Management Shares are disposed of for the same consideration per share and otherwise on the same terms and conditions upon which the Selling Institutional Investors effect the Disposition of the Institutional Investor Shares. In the event that any Non-Selling Holder shall fail to deliver such stock certificate(s), assignment separate from certificate and limited power-of-attorney to the Selling Institutional Investors, the Company and/or the Holding Company, as the case may be, shall cause a notation to be made on its books and records to reflect that the Management Shares of such Non-Selling Holder are bound by the provisions of this Section 4 and that the Disposition of such Management Shares may be effected without such Non-Selling Holder's consent or surrender of its Management Shares.

                                                                 EXHIBIT 9.1


         In addition, in the event the Selling Institutional Investors exercise their rights under Section 5(a), the Non-Selling Holders shall be required to make to a Bona Fide Purchaser such unqualified representations and warranties with respect to the Management Shares as are set forth in Section 5(e) hereof and representations and warranties with respect to all other matters as are reasonably requested by the Bona Fide Purchaser, provided that the Non-Selling Holders will only be required to provide representations and warranties on the same basis and subject to the same qualifications as the Selling Institutional Investors and will only be required to indemnify the Bona fide Purchaser against breaches of such representations and warranties up to an aggregate dollar amount not to exceed their respective consideration received other than with respect to representations and warranties regarding ownership of stock and authority to consummate the transaction in question.

         (c) Promptly (but in no event later than the day of receipt) after the consummation of the Disposition of Institutional Investor Shares and the Management Shares pursuant to this Section 5, the Selling Institutional Investors shall (i) deliver notice thereof to the Non-Selling Holders, (ii) remit to the Non-Selling Holders the total sales price of their respective Management Shares Disposed of pursuant hereto, and (iii) furnish such other evidence of the completion and time of completion of such Disposition and the terms thereof as may be reasonably requested in writing by the Non-Selling Holders.

         (d) If, within ninety (90) days after the Selling Institutional Investors' delivery of the notice required pursuant to Section 5(b), the Selling Institutional Investors have not completed the Disposition of the Institutional Investor Shares and the Management Shares in accordance herewith, the Selling Institutional Investors shall return to the Non-Selling Holders (i) any stock certificates and assignments with respect to the Non-Selling
Holders' Management Shares which the Non-Selling Holder delivered pursuant to this Section 5 and (ii) the related limited power-of-attorney. Upon the Non-Selling Holder's receipt of such materials, all the restrictions on Disposition contained in this Agreement with respect to the Institutional Investor Shares and the Management Shares shall again be in effect.

         (e) All sales of Institutional Investor Shares and Management Shares to be made pursuant to this Section 5 shall be subject to the following terms:

                  (i) the Disposing Stockholder shall deliver to the Bona Fide Purchaser the Shares being sold, free and clear of Encumbrances

                  (ii) the Disposing Stockholders shall deliver certificates representing the Shares being sold (other than certificates with respect to the Membership Units unless the Operating Agreement provides that Membership Units shall be represented by certificates), together with duly executed stock transfer powers (or, in the case of Membership Units, assignments) in favor of the Bona Fide Purchaser or its nominees and such other documents, including evidence of ownership and authority, as the Bona Fide Purchaser may reasonably request;

                                                                EXHIBIT 9.1


                  (ii) except as otherwise specifically set forth herein, the Disposing Stockholder shall not be required to make any representations or warranties to any Person in connection with such sale, except as to (A) good title to the Shares being sold, (B) the absence of Encumbrances with respect to the Shares being sold, (C) its valid existence and good standing (if applicable), (D) the authority for, and validity and binding effect of (as against such Disposing Stockholder), any agreement entered into by such Disposing Stockholder in connection with such sale, (E) all required material consents to Disposing Stockholder's sale and material governmental approvals having been obtained (excluding any securities laws) and (vi) the fact that no broker's commission is payable by the Disposing Stockholder as a result of Disposing Stockholder's conduct in connection with the sale; and

                  (iii) the Disposing Stockholder shall not be required to provide any indemnities in connection with such sale except for breach of the representations and warranties specifically required by the terms of this Agreement.

         SECTION 6. ELECTION OF DIRECTORS.

         (a) From and after the date hereof, at any annual or special stockholders' meeting called for such purpose, or by written consent in lieu of a meeting, the Stockholders agree to vote the Shares owned of record or beneficially by them to maintain a six-member Board of Directors and to elect
(i) two nominees designated by Whitney (or the Whitney Funds) to the Company's Board of Directors, (ii) two nominees designated by Management (as defined in the Purchase Agreement) to the Company's Board of Directors, (iii) two "independent" nominees who are agreeable to each of Whitney (or the Whitney Funds) and Management (as defined in the Purchase Agreement) to the Company's Board of Directors, and (v) two nominees of Whitney (or the Whitney Funds) to each of the Company's audit committee and compensation committee, in each case, one of which shall be elected as Chairman of such committee provided, however, that if there is a material breach of any provision of any Transaction Document, the Stockholders, at the election of Whitney (or the Whitney Funds) agree to vote the Shares owned of record or beneficially by them to increase the size of the Board of Directors of the Company to nine and to elect three additional nominees designated by Whitney (or the Whitney Funds) to the Board of Directors of the Company. All such directors shall hold office until their respective successors shall have been elected and shall have qualified. The Company shall provide to such directors the same information concerning the Company and its Subsidiaries, and access thereto, provided to other members of the Company's Board of Directors. The reasonable travel expenses incurred by any such director or manager in attending any such meetings shall be reimbursed by the Company to the extent consistent with the Company's then existing policy of reimbursing directors generally for such expenses. Within two months following the date hereof, the Company shall purchase directors' and officers' insurance upon terms and pricing customary for a company of its size and operating in its industry; provided, however, the Company shall not be obligated to purchase such insurance in the event that such terms and pricing are not commercially available.

                                                           EXHIBIT 9.1


         (b) In the event that Whitney (or the Whitney Funds) shall not have a designee serving on the Board of Directors of the Company for any reason, the Company shall give Whitney and the Whitney Funds notice of (in the same manner as notice is given to directors), and permit one Person designated by Whitney(or the Whitney Funds) to attend as observer, all meetings of the Company's Board of Directors and all executive and other committee meetings of the Board of Directors and shall provide to Whitney and the Whitney Funds the same information concerning the Company, and access thereto, provided to members of the Company's Board of Directors. The reasonable travel expenses incurred by any such designee of Whitney (or the Whitney Funds) in attending any board or committee meetings shall be reimbursed by the Company to the extent consistent with the Company's then existing policy of reimbursing directors generally for such expenses.

         (c) The parties hereto will cause the Company's Board of Directors to meet at least once every quarter on as regular a basis as possible, or more frequently to the extent that the directors designated by Whitney (or the Whitney Funds), or in the event no such directors are then serving on the Board of Directors, an observer designated thereby, reasonably wishes the Board of Directors to meet.

         SECTION 7. LEGEND ON STOCK CERTIFICATES. Each certificate of the signatories hereto representing Shares shall bear the following legend until such time as the Shares represented thereby are no longer subject to the provisions hereof:

         "THE SALE, TRANSFER OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS AGREEMENT, DATED AS OF JULY 31,1997 AMONG AQUA-CHEM, INC. AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF AQUA-CHEM, INC."

         SECTION 8. DURATION OF AGREEMENT. The rights and obligations of each Stockholder under this Agreement shall terminate as to such Stockholder upon the earliest to occur of (i) the transfer of all Shares owned by such Stockholder in accordance with this Agreement, and (ii) the tenth anniversary of the date hereof. Upon consummation of an Initial Public Offering, the rights and obligations of each Stockholder under Sections 2, 3, 4 and 5 of this Agreement shall terminate.

         SECTION 9. REPRESENTATIONS AND WARRANTIES. Each Stockholder represents and warrants to the other Stockholders as follows:

         (a) The execution, delivery and performance of this Agreement by such Stockholder will not violate any provision of law, any order of any court or other agency of government, or any provision of any indenture, agreement or other instrument to which such Stockholder or any of his, her or its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument,

                                                                  EXHIBIT 9.1


or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of such Stockholder.

         (b) This Agreement has been duly executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable in accordance with its terms.

         (c) The Shares set forth on Exhibit A to the Operating Agreement listed under the caption "Capital Contribution" opposite each Stockholder's name constitute all of the securities of the Company owned by such Stockholder (or allocated to such Stockholder's Capital Account), and, except as set forth in the Transaction Documents, such Stockholder does not have any right or obligation to acquire (or cause the Holding Company to acquire) any additional securities of the Company. The Membership Units set forth on Exhibit A to the Operating Agreement listed under the caption "Membership Units" opposite each Stockholder's name constitute all of the equity interest owned by such Stockholder, and such Stockholder does not have any right or obligation to acquire any additional equity interest in the Holding Company.

         SECTION 10. GOVERNING LAW.  THIS AGREEMENT SHALL BE
GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

         SECTION 11. JURISDICTION. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES, THE SHARES, THE WARRANTS OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT THE SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 13, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

         SECTION 12. BENEFITS OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs. Any purported issuance of Equity Equivalents by the Company, or Disposition of the Shares, in violation of the provisions of this Agreement shall be null and void ab initio.

                                                            EXHIBIT 9.1


         SECTION 13. NOTICES. All notices, requests and other communications to be given or otherwise made to any Stockholder or other party hereto shall be deemed to be sufficient if contained in a written instrument duly transmitted by telecopy or telex or duly sent by overnight courier service or first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or at such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties:

    if to the Company:                 Aqua-Chem, Inc.
                                       7800 North 113th Street
                                       Milwaukee, WI 53201
                                       Telecopier: 414-577-2953
                                       Attention:  Mr. Jeffrey A. Miller

    with a copy to:                    Whyte Hirschboeck Dudek S.C.
                                       Suite 2100
                                       111 East Wisconsin Avenue
                                       Milwaukee, Wisconsin 53202
                                       Telecopier: 414-273-1439
                                       Attention:  James A. Feddersen, Esq.
    if to the Holding
       Company:                        Rush Creek LLC
                                       c/o Aqua-Chem, Inc.
                                       7800 North 113th Street
                                       Milwaukee, WI 53201
                                       Telecopier: 414-577-2953
                                       Attention:  Mr. Jeffrey A. Miller

    with a copy to:                    Whyte Hirschboeck Dudek S.C.
                                       Suite 2100
                                       111 East Wisconsin Avenue
                                       Milwaukee, Wisconsin 53202
                                       Telecopier: 414-273-1439
                                       Attention: James A. Feddersen, Esq.


    if to WSDF:                        Whitney Subordinated Debt Fund, L.P.,
                                       177 Broad Street, 1st Floor
                                       Stamford, CT 06901
                                       Attention: Mr. James H. Fordyce
                                                  Mr. Daniel J. O'Brien

                                                                EXHIBIT 9.1



     with a copy to:                    Morrison Cohen Singer & Weinstein, LLP
                                        750 Lexington Avenue
                                        New York, NY 10022
                                        Telecopier No. (212) 735-8708
                                        Attention:  David A. Scherl, Esq.


     if to WEP:                         Whitney Equity Partners, L.P.,
                                        177 Broad Street, 1st Floor
                                        Stamford, CT 06901
                                        Attention: Mr. James H. Fordyce
                                                   Mr. Daniel J. O'Brien

     with a copy to:                    Morrison Cohen Singer & Weinstein, LLP
                                        750 Lexington Avenue
                                        New York, NY 10022
                                        Telecopier No. (212) 735-8708
                                        Attention: David A. Scherl, Esq.

     if to any Manage-
         ment Stockholder:              c/o Aqua-Chem, Inc.
                                        7800 North 113th Street
                                        Milwaukee, WI 53201
                                        Telecopier: 414-577-2953
                                        Attention:  Mr. Jeffrey A. Miller

     with a copy to:                    Whyte Hirschboeck Dudek S.C.
                                        Suite 2100
                                        111 East Wisconsin Avenue
                                        Milwaukee, Wisconsin 53202
                                        Telecopier: 414-273-1439
                                        Attention:  James A. Feddersen, Esq.

or to such other address or addresses as shall have been furnished in writing to the other parties hereto. Each Stockholder agrees, at all times, to provide the Company with an address for notices hereunder.

         All notices hereunder shall be effective on the date of transmission if transmitted by telex or telecopy, on the first day after delivery to an overnight national courier service if sent by such service and on the date of receipt if sent by mail.

                                                              EXHIBIT 9.1


         SECTION 14. MODIFICATION. Except as otherwise provided herein, neither this Agreement nor any provision hereof shall be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom the enforcement of any modification, change, discharge or termination is sought or by the agreement of all of the Stockholders, subject to this Agreement; provided, however, that no modification or amendment shall be effective to reduce the percentage of the Shares the consent of the holders of which is required under this Section 14.

         SECTION 15. ENTIRE AGREEMENT. This Agreement and the Operating Agreement constitutes the entire agreement among the undersigned with respect to matters or understandings involving the ownership, control or disposition of their Shares and supersedes any and all prior agreements or understandings, oral or written, among any or all of the undersigned relating to such ownership, control or disposition.

         SECTION 16. SIGNATURES; COUNTERPARTS. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.



                   [Balance of page intentionally left blank]

                                                          EXHIBIT 9.1


        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                    AQUA-CHEM, INC.

                                    By: /s/ JA Miller
                                       -----------------------------------------
                                       Name: Jeffrey A. Miller
                                       Title:  President


                                    RUSH CREEK LLC

                                    By: /s/ JA Miller
                                       -----------------------------------------
                                       Jeffrey A. Miller, Manager


                                    WHITNEY EQUITY PARTNERS, L.P.

                                    By: J.H. WHITNEY EQUITY PARTNERS, LLC,
                                    Its General Partner

                                    By: /s/ James H. Fordyce
                                       -----------------------------------------
                                       Name: James H. Fordyce
                                       Attorney-in-Fact


                                    WHITNEY SUBORDINATED DEBT FUND, L.P.

                                    By: /s/ James H. Fordyce
                                       -----------------------------------------
                                       Name: James H. Fordyce
                                       A General Partner



                                        /s/ JA Miller
                                       -----------------------------------------
                                       JEFFREY A. MILLER, TRUSTEE OF THE
                                       JEFFREY A. MILLER TRUST U/A/D
                                       MAY 10, 1997




FIRST SIGNATURE PAGE TO THE STOCKHOLDERS' AND MEMBERS' AGREEMENT]

                                                                  EXHIBIT 9.1


                                       /s/ J-Scott Barton
                                      ------------------------------------------
                                      J. SCOTT BARTON


                                       /s/ Rand E. McNally
                                      ------------------------------------------
                                      RAND E. MCNALLY

                                       /s/ Bruce Dickson
                                      ------------------------------------------
                                      BRUCE DICKSON

                                       /s/ Charles Norris
                                      ------------------------------------------
                                      CHARLES NORRIS

                                      MILLER FAMILY LLC

                                      By: /s/ JA Miller
                                         ---------------------------------------
                                      Jeffrey A. Miller, Manager